NEWS RELEASE
Five Below, Inc. Announces Third Quarter Fiscal 2021 Financial Results
Net Sales increased 27% to $608 million; Comparable Sales increased 14.8%
Operating Income increased 75% to $42 million versus Q3 2020
EPS increased 19% to $0.43 versus Q3 2020
PHILADELPHIA, PA – (December 1, 2021) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the third quarter and for the year to date period ended October 30, 2021.

For the third quarter ended October 30, 2021:
•Net sales increased by 27.5% to $607.6 million from $476.6 million in the third quarter of fiscal 2020; comparable sales increased by 14.8% versus the third quarter of fiscal 2020.
•The Company opened 52 new stores and ended the quarter with 1,173 stores in 40 states. This represents an increase in stores of 15.2% from the end of the third quarter of fiscal 2020.
•Operating income was $42.4 million compared to $24.2 million in the third quarter of fiscal 2020.
•Interest expense and other, net was $10.6 million compared to $0.7 million in the third quarter of fiscal 2020. The increase was primarily due to the write-down of an equity investment.
•The effective tax rate was 24.0% compared to 13.4% in the third quarter of fiscal 2020.
•Net income was $24.2 million compared to $20.4 million in the third quarter of fiscal 2020.
•Diluted income per common share was $0.43 compared to $0.36 in the third quarter of fiscal 2020.

Joel Anderson, President and CEO of Five Below, stated, “We delivered record-setting third quarter performance on top of a record third quarter last year. These results reflect the phenomenal execution by our teams in a challenging supply chain environment. They also demonstrate the inherent flexibility of our model as we successfully capitalized on key trends that strengthened during the quarter, which brought new and existing customers to Five Below. We opened 52 new stores across 24 states, including entering our 40th state, New Mexico. With the additional 17 new stores that opened in the fourth quarter, we have completed our 171 new openings for the year.”

Mr. Anderson continued, “We are very pleased with our strong start to the holiday season. The teams are working diligently across our key strategic priorities of product, experience and supply chain to give our customers an amazing Five Below shopping experience for the holidays. We believe we are well positioned to continue to delight customers with our extreme value Wow assortment, including the Five Beyond offering. As we look ahead, we are confident that we will continue to drive sustainable long-term growth while realizing our 2,500-plus store potential in the U.S.”

For the year to date period ended October 30, 2021:
•Net sales increased by 67.8% to $1,852.0 million from $1,103.6 million in the year to date period of fiscal 2020 and by 59.7% from $1,159.6 million in the year to date period of fiscal 2019; comparable sales increased by 52.0% versus the year to date period of fiscal 2020. For the comparable subset of stores that were open in both the year to date period of fiscal 2019 and the year to date period of fiscal 2021, sales increased 23%.
•The Company opened 153 net new stores compared to 118 net new stores in the year to date period of fiscal 2020.
•Operating income was $192.3 million compared to an operating loss of $14.8 million in the year to date period of fiscal 2020. Operating income increased by 162.8% from $73.2 million in the year to date period of fiscal 2019.
•Interest expense and other, net was $12.7 million compared to $1.0 million in the year to date period of fiscal 2020 and an interest income and other, net of $4.0 million in the year to date period of fiscal 2019. The increase was primarily due to the write-down of an equity investment.
•The effective tax rate was an expense of 22.8% compared to a benefit of 96.4% in the year to date period of fiscal 2020 and an expense of 16.1% in the year to date period of fiscal 2019.
•Net income was $138.6 million compared to a net loss of $0.6 million in the year to date period of fiscal 2020. Net income increased by 114.3% from $64.7 million in the year to date period of fiscal 2019.
•Diluted income per common share was $2.46 compared to a diluted loss per common share of $0.01 in the year to date period of fiscal 2020 and a diluted income per common share of $1.15 in the year to date period of fiscal 2019. The benefit from share-based accounting was approximately $0.05 in the year to date period of fiscal 2021, approximately $0.08 in the year to date period of fiscal 2020, and approximately $0.13 in the year to date period of fiscal 2019.

Fourth Quarter and Fiscal 2021 Outlook:
The Company expects the following results for the fourth quarter of fiscal 2021:
•Net sales are expected to be in the range of $985 million to $1,005 million based on opening 17 new stores and assuming an approximate 2% to 4% increase in comparable sales.
•Net income is expected to be in the range of $133 million to $140 million.
•Diluted income per common share is expected to be in the range of $2.36 to $2.48 on approximately 56.4 million diluted weighted average shares outstanding.
The Company expects the following results for the full year of fiscal 2021:
•Net sales are expected to be in the range of $2,837 million to $2,857 million based on opening 170 net new stores and assuming an approximate 30% increase in comparable sales.
•Net income is expected to be in the range of $272 million to $279 million.
•Diluted income per common share is expected to be in the range of $4.82 to $4.94 on approximately 56.4 million diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the financial results for the third quarter and year to date period of fiscal 2021 is scheduled for today, December 1, 2021, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10161633. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including additional governmental restrictions and requirements, additional store closures and effects on customer demand or on our supply chain, our ability to keep our distribution centers and e-commerce fulfillment centers operational, our ability to effectively operate and remain open in some or all of our stores, and to open new stores and remodels), risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our online retail operations, including cyber security risks, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,100 stores in 40 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 30, 2021	January 30, 2021	October 31, 2020
Assets
Current assets:
Cash and cash equivalents	$86,753	$268,783	$117,045
Short-term investment securities	224,563	140,928	96,749
Inventories	521,107	281,267	430,200
Prepaid income taxes and tax receivable	24,013	6,350	18,090
Prepaid expenses and other current assets	77,480	58,085	50,194
Total current assets	933,916	755,413	712,278
Property and equipment, net	728,319	565,351	522,214
Operating lease assets	1,151,632	975,862	928,739
Other assets	9,585	18,144	12,265
	$2,823,452	$2,314,770	$2,175,496

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	253,817	138,622	237,647
Income taxes payable	811	2,025	1,031
Accrued salaries and wages	28,697	43,445	22,164
Other accrued expenses	167,468	108,504	99,489
Operating lease liabilities	162,809	143,074	136,513
Total current liabilities	613,602	435,670	496,844
Other long-term liabilities	1,536	1,048	1,918
Long-term operating lease liabilities	1,137,658	967,255	922,784
Deferred income taxes	37,407	28,911	4,408
Total liabilities	1,790,203	1,432,884	1,425,954
Shareholders’ equity:
Common stock	560	559	559
Additional paid-in capital	333,823	321,075	312,668
Retained earnings	698,866	560,252	436,315
Total shareholders’ equity	1,033,249	881,886	749,542
	$2,823,452	$2,314,770	$2,175,496

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net sales	$607,645	$476,614	$1,852,022	$1,103,623
Cost of goods sold	405,283	325,514	1,218,472	792,223
Gross profit	202,362	151,100	633,550	311,400
Selling, general and administrative expenses	159,913	126,851	441,246	326,205
Operating income (loss)	42,449	24,249	192,304	(14,805)
Interest (expense) income and other (expense) income, net	(10,624)	(660)	(12,672)	(1,017)
Income (loss) before income taxes	31,825	23,589	179,632	(15,822)
Income tax expense (benefit)	7,648	3,164	41,018	(15,246)
Net income (loss)	$24,177	$20,425	$138,614	$(576)
Basic income (loss) per common share	$0.43	$0.37	$2.48	$(0.01)
Diluted income (loss) per common share	$0.43	$0.36	$2.46	$(0.01)
Weighted average shares outstanding:
Basic shares	56,023,961	55,851,780	56,001,437	56,004,072
Diluted shares	56,340,635	56,099,328	56,305,456	56,004,072

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020
Operating activities:
Net income (loss)	$138,614	$(576)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	62,598	50,919
Share-based compensation expense	19,154	3,582
Deferred income tax expense (benefit)	8,496	(4,308)
Other non-cash expenses	530	1,643
Changes in operating assets and liabilities:
Inventories	(239,840)	(106,172)
Prepaid income taxes and tax receivable	(17,663)	(14,027)
Prepaid expenses and other assets	(7,868)	30,784
Accounts payable	115,589	110,970
Income taxes payable	(1,214)	(8,474)
Accrued salaries and wages	(14,748)	2,291
Operating leases	14,368	25,453
Other accrued expenses	46,649	29,221
Net cash provided by operating activities	124,665	121,306
Investing activities:
Purchases of investment securities and other investments	(285,429)	(120,033)
Sales, maturities, and redemptions of investment securities	198,295	77,513
Capital expenditures	(213,215)	(149,270)
Net cash used in investing activities	(300,349)	(191,790)
Financing activities:
Borrowing on note payable under Revolving Credit Facility	—	50,000
Repayment of note payable under Revolving Credit Facility	—	(50,000)
Cash paid for Revolving Credit Facility financing costs	—	(1,755)
Net proceeds from issuance of common stock	443	229
Repurchase and retirement of common stock	—	(12,663)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	368	3,017
Common shares withheld for taxes	(7,157)	(3,789)
Net cash used in financing activities	(6,346)	(14,961)
Net decrease in cash and cash equivalents	(182,030)	(85,445)
Cash and cash equivalents at beginning of period	268,783	202,490
Cash and cash equivalents at end of period	$86,753	$117,045